Exhibit 1

Investor Relations | 2Q11

Press Release

Consolidated information and results (unaudited)

This report contains the operational and financial data for Tele Norte Leste Participações and its direct and indirect subsidiaries on the SECOND quarter of 2011

TELE NORTE LESTE PARTICIPAÇÕES S.A.
www.oi.com.br/ir

UPCOMING EVENTS: CONFERENCE CALLS

PORTUGUESE		ENGLISH

DATE:	Tuesday, August 16, 2011	DATE:	Tuesday, August 16, 2011

	10:00am (Rio) – 9:00am (NY)		11:30am (Rio) – 10:30am (NY)

ACCESS:	Phone: (55 11) 4688-6361 Code: Oi Replay: (55 11) 4688-6312 Available until August 22, 2011 Code: 2592475	ACCESS:

Phone: 1-877-317-6776 (U.S.)

1 412 317 6776 (Brazil / other countries)

Code: Oi

Replay: 1-877-344-7529 (U.S.)

 1 412 317 0088 (Brazil / other countries)

Available until August 25, 2011 (code 10001673 #) dial 1 to start

WEBCAST:	Clique aqui	WEBCAST:	Clique aqui

A complementary presentation will be available before the start of the conference call at www.oi.com.br/ir

CONTENTS

1	HIGHLIGHTS IN 2Q11	2
2	MARKET HIGHLIGHTS	3
3	CONSOLIDATED OPERATING PERFORMANCE	6
4	CONSOLIDATED RESULTS	8
5	DEBT, CAPITAL EXPENDITURE AND CASH FLOW	16
6	ADDITIONAL INFORMATION	20
7	FINANCIAL STATEMENTS	26

Tele Norte Leste Participações

Outstanding shares (‘000): 467,550

TNLP3: R$27.15(184,045 thousand shares)

TNLP4: R$23.95 (283,505 thousand shares)

TNE: US$15.54 ADR

Market Capitalization (Million): R$11,787, US$7,550

Telemar Norte Leste

Outstanding shares (‘000): 344,057

TMAR3: R$64.00 (154,032 thousand shares)

TMAR5: R$51.90 (188,961 thousand shares)

TMAR6: R$51.53 (1,064 thousand shares)

Market Capitalization (Million): R$19,723, US$12,634

Brasil Telecom

Outstanding shares (‘000): 589,789

BRTO3: R$17.05 (203,423 thousand shares)

BRTO4: R$15.00 (386,366 thousand shares)

BTM: US$28.66 Pref ADR / US$10.78 Common ADR

Market Capitalization (Million): R$9,264, US$5,934

Notes: (1) Prices at the end of June 2011; (2) Outstanding ex-treasury shares; (3) Market Value based on unadjusted shares.

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Rio de Janeiro, August 15, 2011: Tele Norte Leste Participações S.A. (Bovespa: TNLP4 and TNLP3; NYSE: TNE), Telemar Norte Leste S.A. (Bovespa: TMAR3, TMAR5 and TMAR6) and Brasil Telecom S.A. (Bovespa: BRTO3 and BRTO4; NYSE: BTM and BTMC) are pleased to announce their results for the second quarter of 2011. This report includes consolidated financial and operating information for Tele Norte Leste Participações and its direct and indirect subsidiaries as of June 30, 2011, in compliance with the CVM and presented in accordance with the International Financial Reporting Standards (IFRS).

1)	HIGHLIGHTS IN 2Q11:

•	Net earnings totaled R$354 million.

•	Consolidated EBITDA amounted to R$2,476 million, with a 35.0% margin.

•	Consolidated Gross Revenue amounted to R$11,099 million and consolidated Net Revenue totaled R$7,077 million.

TNL Consolidated	2Q10	1Q11	2Q11	YoY
Revenue Generating Unit (‘000)	62,557	66,043	65,915	5.4%
Lines in Service (‘000)	20,759	19,747	19,400	-6.5%
Broadband Subscribers (‘000)	4,307	4,513	4,642	7.8%
Mobile Subscribers (‘000)	37,226	41,472	41,540	11.6%
Pay TV Subscribers (‘000)	265	311	334	26.0%

Net Revenue (R$ million)	7,373	6,933	7,077	-4.0%
EBITDA (R$ million)	2,688	1,985	2,476	-7.9%
EBITDA Margin (%)	36.5%	28.6%	35.0%	-1.5	p.p.
Net Earnings (R$ million)	410	(395)	354	-13.7%

Net Debt (R$ million)	20,955	14,390	16,207	-22.7%
Available Cash (R$ million)	11,400	14,014	8,772	-23.1%
CAPEX (R$ million)	446	829	1,042	133.6%
Net Debt / EBITDA	2.1	1.5	1.7	-19.0%

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2)	MARKET HIGHLIGHTS

WIRELINE – OI FIXED

Based on the strategic pillar of convergence, Oi provided throughout the year the “Oi Fixo Mais” and “Oi Fixo Ilimitado” offers, which add value to fixed phone calls as they expand its benefits.

The offers include:

•	Package of toll-free minutes for local calls made to fixed telephones;

•	Package of toll-free minutes for national long-distance calls for fixed lines through Oi’s long-distance codes (14 in region II and 31 in regions I and III);

•	Package of toll-free minutes for local calls to Oi Mobile;

•	Digital Services: Caller Id and Call Waiting

Oi offers special conditions to clients who already have or who come to acquire Oi Velox when joining one of these offers.

The company still encourages the adoption of alternative plans, providing the offer to all clients. Additionally, Oi maintains its strategy of bundled offers (Oi Conta Total), in addition to Pay TV and fixed broadband, with the goal of increasing the loyalty of its client base through a greater penetration of Oi services into the customers’ homes.

Broadband – Oi Velox

While maintaining the position adopted since January/11 (“Internet now is for all”- “Internet agora é pra todo mundo”), Oi Velox, which is a strategic tool in making the fixed segment client base loyal to the company, grew for another quarter in 2Q11.

With plans from R$39.90, a portfolio featuring speeds up to 20 Mega and prices aligned with those on the market, Oi has positioned itself as a supplier of broadband for any client profile, including those concerned with price and wishing to have their first broadband access, as well as more advanced users demanding faster speeds.

For Velox clients, Oi also features some strategic differentials such as a R$20 rebate in the fixed segment plan “Talk Unlimited” “Fale Ilimitado” (unlimited local and long distance calls to fixed lines) and, since June/11, regardless of the plan, all new Oi Velox clients started to receive a modem and an internet access provider, free of charge.

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In addition, Oi started to provide broadband in 153 new cities, bringing the number of cities covered by Oi Velox service to 4,600.

Wireless – Oi Mobile

Post-Paid:

In 2Q11, Oi simplified the structure of offerings for its post-paid plans, reinforcing its transparency strategy with the aim of reducing churn, and launched the “There’s no Free Handset” (“Aparelho Grátis não existe”) campaign. The rationale of the campaign is to show the consumer the real value of the services and handsets. The idea is to show that it is possible to pay a fair price for the best equipment and mobile services. To that end, the company breaks down the cost of the voice and data services as well as the handset’s cost.

Oi provides to new and existing clients in the post-paid segment plans from R$48.00, which include 10,000 monthly minutes for local calls made to any Oi or fixed line after the subscription minutes end, in addition to 200MB worth of internet usage on smartphones, “Oi to the whole life” (“pra toda vida Oi”). The goal is to be able to give an option for the client to choose from voice + data plan, or only voice, and also offer the option to acquire a handset, with total transparency and at the best market conditions. In the April 20-July 29 campaign, the client could choose from nine handset models and buy it on 15 interest-free credit card installments.

In addition to the post-paid plans, Oi launched Oi Conta Total Brasil with the goal of repositioning Oi Conta Total (OCT) and to boost its attractiveness. With this product, clients can make unlimited long distance calls from Oi Fixed and Oi Mobile (account holder or dependent) to a fixed line of any operator in Brazil in addition to faster Oi Velox for another R$30 added to the OCT plan each month. The long distance calls must be made using the code 14 in region II and 31 in regions I and III.

Oi expanded the OCT offering, allowing its clients to make unlimited local calls from Oi Fixed and Oi Mobile (account holder and dependents) to fixed lines of any operator. These calls do not reduce the plan’s toll-free minutes. In addition, the OCT client can also receive the main intelligent services for Oi Fixed, free of charge: caller ID, call waiting, blocked calls and more. The offers are valid for new and existing clients upon request.

Also, the clients who signed up for Oi Conta Total plans by July 30 received 200MB worth of data packages for free.

Pre-Paid:

In 2Q11, Oi kept its “Daily Bonus” offer and introduced an innovative feature as it added more benefits to its clients. Since April, the new offer for pre-paid clients includes daily bonuses that can reach total R$900 per month after the minimum initial recharge to be used on local or long distance calls to Oi

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Mobile or Oi Fixed. Also, the offer now allows clients to send short messages (SMS) and use the Internet from Oi Mobile.

In promoting initiatives such as adding internet and SMS to the bonus, Oi expects to add value to the pre-paid client, while it positions itself as a lever for the popularization of data use, mobile internet and value added services.

Also, the reduction in the price of the SIM card from R$20 to R$10 implemented in 1Q11 brought more competitiveness, contributing to the strategy of gaining presence through sales spots and increasing the client base.

Pay TV – Oi TV

In June, two offers were launched to encourage new clients to subscribe to TV plans with Telecine channels. The main Package (43 channels) was offered at R$39.90/month for 6 months. After this period, the original cost of R$49.90 will be reinstated. In the Main Package + Telecine, the client pays R$49.90 for six months for a total of 49 channels. For the Main Package + Telecine + Channels, the client pays R$59.90 during six months for more than 70 channels.

The subscribers to Oi TV who had not yet subscribed to Telecine channels could upgrade at a 50% discount for two months. The offers were valid until the end of July.

With these offers, Oi TV was the only operator on the market to provide premium films for less than R$50.00, giving clients the opportunity to get to know these channels at an accessible value.

The DTH service, launched in July/09 in the state of Rio de Janeiro, turned two years old and at the end of June/11 it was available in 18 states (Alagoas, Amazonas, Bahia, Ceará, Espírito Santo, Goias, Maranhão, Mato Grosso do Sul, Minas Gerais, Paraíba, Pará, Paraná, Pernambuco, Rio de Janeiro, Rio Grande do Norte, Rio Grande do Sul, Santa Catarina and Sergipe) and the Federal District.

Oi launches new Internet Portal (www.oi.com.br)

Oi launched its new Internet portal on July 23, 2011, offering a simpler and more intuitive experience for its visitors. One of the main features is “My Oi” (“Minha Oi”), an area focused on providing online products and services, which is already available in São Paulo and Goiás. Soon the new portal will be available in the whole of Brazil.

On “My Oi”, clients have access to their entire relationship with Oi relating to the products Oi Mobile, Oi Fixed and Oi Velox. For example, it is possible to manage and print bills, see consumption charts, check balances and become an online account member.

This new platform will be the basis for the addition of new initiatives in customer relationship and sales.

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3)	CONSOLIDATED OPERATING PERFORMANCE:

At the end of June/11, the company had 65.9 million Revenue Generating Units (RGUs), posting a 5.4% growth in the past 12 months, once more influenced by the expansion of the mobile user base and broadband internet access.

The total RGUs include clients in the mobile segment (41.5 million), broadband users (4.6 million), fixed lines in service (19.4 million) and Pay TV subscribers (334 thousand).

Wireline – Oi Fixed

Oi repositioned its Oi Fixed product in February, with plans that include calls to Oi mobile and long distance, in addition to local calls, aiming to increase the value perception for Oi Fixed. Additionally, Oi maintains its strategy of bundled offers (Oi Conta Total) and alternative plans, in addition to Pay TV and fixed broadband, with the aim of turning its client base loyal.

Broadband – Oi Velox

The broadband user base ended 2Q11 with 4,642 thousand users, adding 335 thousand users compared with 2Q10 and 129 thousand from 1Q11. This product, which is strategic to the company as it helps to turn fixed-line clients loyal to the company, accounts for 23.7% of the fixed lines in service.

Besides expanding the Oi Velox client base, the company has been continuously increasing the speeds provided to clients in order to fend off competition. As a result, for another quarter the average fixed broadband speed at Oi increased, reaching 2.13 Mega (1.91 Mega in March/11 and 1.18 Mega in June/10). Also, at the end of 2Q11, 788 thousand clients (17% of the total base) already had speeds equal or faster than 5 Mega (14% at the end of March/11), of which 389 thousand had speeds equal or faster than 10 Mega (313 thousand at the end of 1Q11).

Wireless – Oi Mobile

Mobile Subscribers (‘000)	2Q10	1Q11	2Q11	QoQ	YoY
Gross Additions	4,397	5,250	6,397	21.8%	45.5%
Churn	-3,783	-3,080	-6,329	105.5%	67.3%
Net Additions	614	2,170	68	-96.9%	-88.9%

The customer base for the mobile segment reached 41,540 thousand in 2Q11, with net additions totaling 68 thousand in the last quarter and 4,314 thousand in the last 12 months. The wireless base already accounts for 63.0% of all revenue generating units.

Gross additions in the quarter maintained a strong pace, presenting the best performance since 2008. Meanwhile, the company has adopted more restrictive measures for the permanence of inactive clients, aiming to improve business profitability and optimize the payment of the Fistel fee, following the strategy of growing sustainably and profitably.

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In the quarter, there was an average of 2.1 million disconnections per month, markedly in the pre-paid segment, and big part was related to clients who were not generating enough revenue to cover the maintenance Fistel fee. Also, as a result of a lower activation Fistel fee due to fewer net additions, the acquisition cost per user (CAPU) dropped 27.8% in the quarter and 16.1% compared with 2Q10.

Year-over-year, the base expanded 11.6%, resulting mainly from new offers launched at the end of the year in the pre-paid segment, as the client receives a daily bonus depending on the recharged amount to use with SMS to any operator, local calls to fixed lines and Oi Mobile and long distance using Oi’s long-distance code to Oi Fixed or Oi Mobile. During the quarter, in an attempt to increase profitability, the company reviewed its offers, and raised the minimum recharge in some regions combining with bonus concessions to keep its offers attractive.

At the end of the quarter, pre-paid customers numbered 34.4 million and represented 82.9% of Oi’s total user base (83.3% in 2Q10).

The post-paid segment rose 2.6% in the quarter and 6.0% in the last 12 months, totaling 4.8 million clients at the end of June/11. It is worth highlighting the expansion of the post-paid base in São Paulo, which increased 7.5% in the quarter and 49.8% in the past 12 months. During the quarter, the client base with Oi Control jumped 6.5%, totaling 2.3 million users. This way, the base for post-paid and Oi Control accounted for 17.1% of the mobile base at the end of 2Q11 (16.7% in 2Q10).

Pay TV – Oi TV

At the end of 2Q11, Pay TV subscribers numbered 334 thousand, with the addition of 23 thousand clients in the quarter (+7.4%) and 69 thousand clients in the past 12 months (+26.0%). Since the start of the year, the company has intensified the efforts to sell the product through an increase in media actions as well as improving its media channels. The company continues prioritizing this service for clients who already subscribe to fixed telephone services.

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Table 1 – Consolidated Operational Indicators

	2Q10	1Q11	2Q11	QoQ		YoY

Wireline Services - “Oi Fixo”

(a) Lines in Service (‘000)	20,759	19,747	19,400	-1.8%		-6.5%
Residential	14,778	13,925	13,585	-2.4%		-8.1%
Commercial	5,131	4,998	4,989	-0.2%		-2.8%
Public Telephones	849	824	825	0.1%		-2.8%
Alternatives Plans (‘000)*	13,252	12,874	13,227	2.7%		-0.2%
Proportion of Lines in Service (%)	63.8%	65.2%	68.2%	3.0	p.p.	4.4	p.p.
ARPU Fixed (R$)	55.2	51.7	51.2	-1.0%		-7.2%

Broadband Services - “Oi Velox”

(b) Broadband Subscribers (‘000)	4,307	4,513	4,642	2.9%		7.8%
Proportion of Lines in Service (%)	20.5%	22.6%	23.7%	1.1	p.p.	3.2	p.p.
ARPU Broadband (R$)	42.6	40.6	39.3	-3.2%		-7.7%

Wireless Services - “Oi Móvel”

(c) Mobile Subscribers (‘000)	37,226	41,472	41,540	0.2%		11.6%
Pre-Paid Plans	31,015	34,634	34,437	-0.6%		11.0%
Post-Paid Plans	4,513	4,663	4,786	2.6%		6.0%
Oi Control	1,698	2,176	2,317	6.5%		36.5%
Oi Conta Total (‘000)**	1,421	1,315	1,452	10.4%		2.2%
Market Share Oi (%) - Brazil	20.1%	19.7%	19.1%	-0.6	p.p.	-1.0	p.p.
Proportion of Net Additions in Brazil (%)	10.2%	28.7%	1.0%	-27.7	p.p.	-9.2	p.p.
Monthly Churn rate (%)	3.4%	2.6%	5.1%	2.5	p.p.	1.7	p.p.
CAPU (R$)***	31	36	26	-27.8%		-16.1%
ARPU Mobile (R$)	22.4	20.7	21.6	4.3%		-3.6%

Pay TV - “Oi TV”

(d) Pay TV Subscribers (‘000)	265	311	334	7.4%		26.0%

RGU - Revenue Generating Unit (a+b+c+d) (‘000)	62,557	66,043	65,915	-0.2%		5.4%

*	Alternative plans include “Minutes Plans,” “Economy Plan,” “Digitronco,” “Virtual PABX” and others.
**	Includes Oi Conta Total in region II
***	Includes subsidy, logistics, sales commissions and activation Fistel

4)	CONSOLIDATED RESULTS:

4.1)	Revenue:

Consolidated gross revenue totaled R$11,099 million in 2Q11, rising 1.8% compared with 1Q11 and 3.8% lower compared with 2Q10, totaling R$21,998 million in the first half of 2011.

Consolidated net revenue in 2Q11 was R$7,077 million, rising 2.1% in the quarter and decreasing by 4.0% from 2Q10.

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Table 2 – Breakdown of Consolidated Gross Revenue

	Quarter					Year			%
R$ million	2Q10	1Q11	2Q11	QoQ	YoY	1H10	1H11	YoY	1H10	1H11
Wireline	8,543	7,991	7,827	-2.1%	-8.4%	17,244	15,818	-8.3%	74.7%	71.9%

Local (exc. - VC1)	3,245	2,990	2,885	-3.5%	-11.1%	6,484	5,875	-9.4%	28.1%	26.7%
Local Fixed-to-Mobile (VC1)	991	889	889	0.0%	-10.3%	2,010	1,777	-11.6%	8.7%	8.1%
Long Distance FF + PCS	1,068	1,021	962	-5.8%	-9.9%	2,283	1,983	-13.1%	9.9%	9.0%
LD Fixed-to-Mobile (VC2/3)	309	259	254	-1.9%	-17.8%	644	513	-20.3%	2.8%	2.3%
Network Usage	225	230	255	10.9%	13.3%	464	485	4.5%	2.0%	2.2%
Data	2,234	2,150	2,173	1.1%	-2.7%	4,383	4,323	-1.4%	19.0%	19.7%
Public Phones	136	120	83	-30.8%	-39.0%	291	203	-30.2%	1.3%	0.9%
Additional Services / Advanced Voice	336	333	327	-1.8%	-2.7%	683	659	-3.5%	3.0%	3.0%

Wireless	2,777	2,678	2,973	11.0%	7.1%	5,394	5,651	4.8%	23.4%	25.7%

Services	2,713	2,640	2,936	11.2%	8.2%	5,274	5,576	5.7%	22.8%	25.3%
Subscriptions	632	587	662	12.8%	4.7%	1,256	1,249	-0.6%	5.4%	5.7%
Outgoing Calls	1,020	996	1,103	10.7%	8.1%	1,968	2,100	6.7%	8.5%	9.5%
Domestic/Inter. Roaming	30	27	28	3.7%	-6.7%	69	55	-20.3%	0.3%	0.2%
Network Usage	631	629	667	6.0%	5.7%	1,242	1,296	4.3%	5.4%	5.9%
Data / Value Added	401	400	477	19.3%	19.0%	738	877	18.8%	3.2%	4.0%
Sales of handsets, sim cards and others	64	38	37	-2.6%	-42.2%	121	75	-38.0%	0.5%	0.3%

Other Services*	218	230	298	29.6%	36.7%	446	528	18.4%	1.9%	2.4%

Wireline - Gross	8,543	7,991	7,827	-2.1%	-8.4%	17,244	15,818	-8.3%	74.7%	71.9%
Wireless - Gross	2,777	2,678	2,973	11.0%	7.1%	5,394	5,651	4.8%	23.4%	25.7%
Other Services* - Gross	218	230	298	29.6%	36.7%	446	528	18.4%	1.9%	2.4%

Total Gross Revenue	11,538	10,899	11,099	1.8%	-3.8%	23,085	21,998	-4.7%	100.0%	100.0%

Consolidated Net Revenue	7,373	6,933	7,077	2.1%	-4.0%	14,836	14,010	-5.6%	100.0%	100.0%

Wireline - Net	5,407	5,040	4,935	-2.1%	-8.7%	10,940	9,974	-8.8%	73.7%	71.2%
Wireless - Net	1,803	1,725	1,972	14.3%	9.4%	3,554	3,697	4.0%	24.0%	26.4%
Other Services - Net	163	168	170	1.2%	4.3%	342	338	-1.2%	2.3%	2.4%

*	Includes, mainly, Paggo, Pay TV, Oi Internet and IG

Wireline Services:

In 2Q11, consolidated gross revenue in the fixed segment totaled R$7,827 million, reflecting a reduction of 2.1% in the quarter and 8.4% compared with the 2Q10.

Local Service:

Fixed-to-Fixed: Local (ex-vc1)(subscription, traffic, installation fees)	Revenue from fixed-to-fixed local service decline 3.5% in the quarter and 11.1% from 2Q10. These performances are explained by the reduction of the fixed line base, resulting in lower local traffic.

Fixed-to-Mobile: (VC1)	Revenue from fixed-to-mobile service was stable quarter-over-quarter. Compared with 2Q10, the 10.3% reduction reflected the addition of fixed-to-mobile calls to the subscription, a larger traffic subsidy (minutes bonus) offered by mobile operators, in addition to a decrease in fixed lines in service.

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Long Distance Services FF + SMP + VC2 and VC3:

For another quarter, revenue from long-distance service declined (5.0% in the quarter and 11.7% from 2Q10), due to aggressive mobile operators offers, giving bonus that includes long-distance calls, and larger minute packages included in the subscription fee, reflection of the expansion of alternative plans offered by the company, which include long-distance calls.

Remuneration for Network Usage:

Remuneration for fixed network usage rose by R$25 million in the quarter and R$30 million from 2Q10, after the elimination of R$124 million worth of transactions among group companies. This performance is explained chiefly by the positive impact seen in 2Q11 related to settlements with other telecommunication operators.

Data Transmission Service:

Revenue from data transmission services in 2Q11 increased 1.1% in the quarter and dropped 2.7% compared with the same quarter of the previous year. The increased aggressiveness of Oi’s offers resulted in a larger customer base, but led to a lower ARPU (7.7% year-over-year and 3.2% in the quarter). The R$30 million growth in the quarter for EILD revenue, directed toward the wholesale market, and IP service, mostly earmarked for the corporate and business market, compensated the decline of R$6 million in Velox revenue in the quarter. Year to date, although EILD and IP service revenues grew (R$69 million), that was not enough to offset the decrease in Velox revenue (R$79 million).

Wireless Segment:

In 2Q11, gross revenue in the wireless segment rose 11.0% from 1Q11 and 7.1% from 2Q10, totaling R$2,973 million. The quarter-over-quarter and annual growth rate mainly stems from higher revenues from subscription, outgoing calls, data and value added.

It must be highlighted that revenue growth in the quarter, as well as the increase in ARPU (R$21.6 in 2Q11 vs. R$20.7 in 1Q11), reflected the company’s initiatives to raise the return on its client base such as: increase of the minimum recharge in the pre-paid segment and optimization the maintenance of a profitable user base.

Subscription:

The growth of the average post-paid client base had an impact on the growth of subscription revenue by R$30 million year-over-year and R$75 million in the quarter.

Since 1Q11 Oi started to book the effects stemming from the combination of its customer loyalty program (Oi Pontos) with Multiplus. These awards can be redeemed for Oi services or can be transferred to the Multiplus Fidelidade program. The points are based on their fair value, that is, the value at which the award

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credits can be sold separately. Such amount is deferred and booked as revenue only when the points are redeemed and/or expire (after 24 months). The net impact of the program in 2Q11 was a R$12 million reduction in subscription revenue (R$26 million reduction in 1Q11).

Outgoing calls:

Revenues from outgoing calls rose 10.7% in the quarter and 8.1% compared with 2Q10, ending 2Q11 at R$1,103 million. The quarterly growth was due to the increase in the minimum recharge for pre-paid offers in some regions, combined with the concession of bonuses in order to maintain the attractiveness of the offers. The annual performance was influenced by the increase in the average client base, mainly in the pre-paid segment.

Network usage:

Revenue from network usage rose 6.0% compared with 1Q11 and 5.7% from 2Q10. This performance was influenced by the favorable effect of bonuses offered by other mobile carriers, which included SMS services to any operator in their packages. It must be noted that the SMS interconnection cost is roughly R$0.08.

Data / value added:

Revenue from data/value added services grew 19.3% in the quarter and 19.0% year-over-year, influenced by an increase in 3G and SMS revenues. Data / value added service revenue accounted for 16.2% of the total revenue from mobile services in 2Q11 (14.8% in 2Q10).

4.2)	Operating Expenses:

Operating expenses totaled R$4,601 million in 2Q11, falling 7.0% quarter-over-quarter and 1.8% year-over-year, even with 6.7% inflation in the past 12 months.

The quarterly and annually decreases are mainly explained by lower costs for interconnection, provision for bad debts and other expenses, which were partially offset by an increase in spending on personnel, marketing and third-party Services.

Table 3 – Breakdown of Operating Expenses

Item - R$ million	2Q10	1Q11	2Q11	QoQ	YoY	1H10	1H11	YoY
Interconnection	1,208	1,185	1,146	-3.3%	-5.1%	2,562	2,331	-9.0%
Personnel	405	423	465	9.9%	14.8%	796	888	11.6%
Materials	59	38	31	-18.4%	-47.5%	136	69	-49.3%
Handset Costs/Other (COGS)*	35	41	60	46.3%	71.4%	94	101	7.4%
Third-Party Services	1,720	1,726	1,848	7.1%	7.4%	3,414	3,574	4.7%
Marketing	118	138	160	15.9%	35.6%	242	299	23.6%
Rent and Insurance	389	396	392	-1.0%	0.8%	749	789	5.3%
Provision for Bad Debts	247	272	227	-16.5%	-8.1%	552	499	-9.6%
Other Operating Expenses (Revenue), Net	503	728	271	-62.8%	-46.1%	1,066	1,000	-6.2%

TOTAL	4,684	4,948	4,601	-7.0%	-1.8%	9,610	9,549	-0.6%

*	Other: sim card, mini modem, TV transmission equipment and mobile phone peripherals.

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Interconnection:

Interconnection costs totaled R$1,146 million in 2Q11, dropping by 3.3% and 5.1% in the quarter and year-over-year, respectively. These were influenced mostly by a higher on-net traffic at Oi in detriment to smaller outgoing traffic to other operators (mobile and fixed).

Personnel:

Spending on personnel amounted to R$465 million in 2Q11, representing a 9.9% increase in the quarter and 14.8% from 2Q10. The quarterly and annual increases are basically due to a larger staff in the Market and Quality departments. In addition, the annual increase is also influenced by the salary readjustment of December/10.

Handset Costs and Others (COGS):

Handset costs and others (COGS) totaled R$60 million, in a 46.3% rise in the quarter and 71.4% from 2Q10. The quarterly and annual growth stems from a higher number of activations (chips sold) in the 1Q11, in addition to an increase in the average handset cost.

Third-Party Services:

Spending on third-party services totaled R$1,848 million in 2Q11, in a 7.1% rise from the previous quarter and in a 7.4% increase year-over-year. The increase in the quarter and in the year was mainly due to greater spending on sales commissions in the post-paid segment as well as Oi Conta Total and fixed broadband, in addition to higher spending on consulting and legal counsel, which were partially compensated by a reduction in data processing costs. The quarter-over-quarter analysis is also influenced by higher spending on plant maintenance due to a plan to improve network quality.

Third-Party Services - R$ Million	2Q10	1Q11	2Q11	QoQ	YoY	1H10	1H11	YoY
Network Maintenance (COS - Cost of Services)	514	461	502	8.9%	-2.3%	1,044	963	-7.8%
Sales Commissions and Expenses (Selling Exp.)	311	330	360	9.1%	15.8%	604	690	14.2%
Postage and Collection (Selling Exp.)	142	141	141	0.0%	-0.7%	284	282	-0.7%
Electricity (COS / G&A)	142	138	145	5.1%	2.1%	285	283	-0.7%
Data Processing (COS / G&A)	118	134	103	-23.1%	-12.7%	244	237	-2.9%
Call Center Operations (Selling Exp.)	179	189	211	11.6%	17.9%	362	401	10.8%
Consulting and Legal Services (COS / G&A)	117	143	184	28.7%	57.3%	227	327	44.1%
Printing and Clearing (Selling Exp.)	29	20	22	10.0%	-24.1%	52	41	-21.2%
Others	168	170	180	5.9%	7.1%	312	350	12.2%

Total	1,720	1,726	1,848	7.1%	7.4%	3,414	3,574	4.7%

Marketing:

Spending on marketing totaled R$160 million in 2Q11, a 15.9% quarterly rise and 35.6% increase compared with 2Q10. In the quarter, the increase was due to higher spending on ads, promotions and events. The annual increase was due to higher spending on production and advertising as a result of a more intense commercial approach this year.

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Provision for Bad Debt:

In 2Q11, the provision for bad debts amounted to R$227 million, in a 16.5% drop from the previous quarter and 8.1% compared with 2Q10. The quarterly reduction was due to seasonality in the first quarter of the year, due to greater commitment with spending at the start of the year. Also, the improvement in the government sector had an impact on the quarter-over-quarter and year-over-year analysis. The provision for bad debt accounted for 2.0% of gross revenue in 2Q11 (2.1% in 2Q10).

Other Operating Expenses (Income):

The quarter-over-quarter analysis was affected by two negative non-recurring effects in 1Q11. These effects totaled R$107 million and were related to a provision linked to PAES and the standardization of the methodology for the labor contingency provision at BRT.

In addition, the following contributed to the quarterly and annual changes:

•	Reduction in Fistel fee (-R$42 million quarter-over-quarter and -R$5 million year-over-year)

•	Smaller provisions for profit sharing (-R$35 million quarter-over-quarter and -R$63 million year-over-year)

4.3)	Other Items in the Consolidated Result:

EBITDA:

Table 4 – EBITDA and EBITDA Margin

TNL Consolidated	2Q10	1Q11	2Q11	QoQ		YoY		1H10	1H11	YoY
EBITDA (R$ Mn)	2,688	1,985	2,476	24.7%		-7.9%		5,225	4,461	-14.6%
EBITDA Margin (%)	36.5%	28.6%	35.0%	6.4	p.p.	-1.5	p.p.	35.2%	31.8%	-3.4	p.p.

TMAR Consolidated	2Q10	1Q11	2Q11	QoQ		YoY		1H10	1H11	YoY
EBITDA (R$ Mn)	2,695	1,995	2,481	24.4%		-7.9%		5,243	4,476	-14.6%
EBITDA Margin (%)	36.6%	28.8%	35.1%	6.3	p.p.	-1.5	p.p.	35.4%	32.0%	-3.4	p.p.

BrTO Consolidated	2Q10	1Q11	2Q11	QoQ		YoY		1H10	1H11	YoY
EBITDA (R$ Mn)	801	664	799	20.3%		-0.2%		1,650	1,463	-11.3%
EBITDA Margin (%)	30.9%	28.0%	33.9%	5.9	p.p.	3.0	p.p.	31.7%	31.0%	-0.7	p.p.

Consolidated EBITDA amounted to R$2,476 million, with a 35.0% margin. On a quarterly basis the result was up 24.7% compared with 1Q11 but 7.9% below 2Q10. The quarterly performance was both due to a 2.1% improvement in net revenue and a 7.0% drop in costs, while EBITDA reduction compared with 2Q10 was basically due to lower net revenue in wireline services.

Net Financial Income (Expenses):

In 2Q11, net financial expenses totaled R$260 million, R$968 million lower than that in 1Q11 and R$300 million lower than in 2Q10.

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When compared with the previous quarter, net financial expenses were influenced by negative non-recurring effects amounting to R$488 million at that quarter (1Q11) related to: (a) revision of monetary correction estimate on deposits in court, resulting in a R$203 million reversal in other financial income; (b) monetary correction on the difference between Refis and PAES; and (c) the standardization of methodology to estimate the labor contingency provision at BRT, which increased other financial expenses by R$285 million. Also, 2Q11 had the positive impact of the dividend revenue from Portugal Telecom shares in the amount of R$187 million.

Even without the non-recurring effects, the financial expenses during the quarter were positively impacted by lower gross debt, which more than compensated the increase in the Selic interest rate, and by the Fx gain on the portion of debt non-hedged, due to the appreciation of the real against the dollar, euro and yen in 2Q11.

As per the financial income, the gradual increase in the Selic rate since March/10 as well as the maintenance of a higher average cash balance in the quarter resulted in an increase in the financial income from interest on cash investments of R$36 million on a quarter-over-quarter basis. In annual terms the financial income was affected by the increase in the Selic rate, resulting in a R$42 million increase compared with 2Q10 even with a smaller average cash balance.

Table 5 – Net Financial Income (Expenses)

R$ Million	2Q10	1Q11	2Q11	1H10	1H11
Financial Income	501	344	605	884	949

Interest on financial investments	214	220	256	376	477
Other financial income	287	123	349	508	472

Financial Expenses	(1,061)	(1,572)	(865)	(2,017)	(2,437)

Interest on loans and financing	(659)	(606)	(524)	(1,242)	(1,130)
Foreign exchange effect on loans and financing	(96)	(150)	(27)	(174)	(177)
Other Financial Expenses	(305)	(816)	(314)	(602)	(1,131)

Net Financial Income (Expenses)	(560)	(1,228)	(260)	(1,134)	(1,488)

*	Net of foreign exchange hedge

Depreciation/Amortization:

Consolidated expenses linked to depreciation/amortization reached R$1,435 million in 2Q11, of which 80% are in the wireline segment, falling by 1.5% in the quarter and 8.4% from 2Q10. The annual performance was influenced by a large volume of totally-depreciated items in the period, mainly in the fixed segment, contributing to a decrease.

Table 6 – Depreciation and Amortization

R$ million	2Q10	1Q11	2Q11	QoQ	YoY	1H10	1H11	YoY
Fixed Line / TNL	1,305	1,163	1,153	-0.9%	-11.6%	2,564	2,316	-9.7%
Mobile Business	263	294	282	-4.1%	7.2%	525	576	9.7%

Total	1,567	1,457	1,435	-1.5%	-8.4%	3,089	2,891	-6.4%

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Net Earnings:

In 2Q11, the company registered net earnings of R$354 million, up from a loss of R$395 million in 1Q11, basically due to better operating performance and lower financial expenses.

It is worth highlighting that 2Q11 earnings were reduced by R$179 million relative to adjustment in Income Tax/Social Contribution at TNL, which stemmed from a tax credit write-down related to a tax loss carryforward and a negative base for Social Contribution. If the proposal for ownership restructuring is approved, the tax loss carryforward will not be transferred to BRT when TNL merger into BRT, accordance with the Brazilian Income Tax legislation.

Table 7 – Net Earnings

TNL Consolidated	2Q10	1Q11	2Q11	1H10	1H11
Net Earnings (R$ Mn)	410	(395)	354	928	(42)
Net Margin	5.6%	-5.7%	5.0%	6.3%	-0.3%
Net Earnings Attributed to Controlling Shareholders (R$ Mn)	408	(170)	198	877	28
Net Earnings Attributed to Controlling Shareholders per Share (R$)	1.066	(0.363)	0.423	2.291	0.060

TMAR Consolidated	2Q10	1Q11	2Q11	1H10	1H11
Net Earnings (R$ Mn)	425	(369)	537	944	168
Net Margin	5.8%	-5.3%	7.6%	6.4%	1.2%
Net Earnings Attributed to Controlling Shareholders (R$ Mn)	515	(204)	545	1,089	341
Net Earnings Attributed to Controlling Shareholders per Share (R$)	2.160	(0.592)	1.584	4.569	0.992

BrTO Consolidated	2Q10	1Q11	2Q11	1H10	1H11
Net Earnings (R$ Mn)	343	93	374	725	467
Net Margin	13.3%	3.9%	15.9%	13.9%	9.9%
Net Earnings Attributed to Controlling Shareholders (R$ Mn)	343	93	374	725	467
Net Earnings Attributed to Controlling Shareholders per Share (R$)	0.582	0.158	0.634	1.229	0.792

Net Profit attributed to non-controlling shareholders

As a result of the adoption of IFRS and the application of CPC 15 (Business Combination) in the BRT combination, the fair value for the assets and liabilities at BRT was evaluated, resulting in increasing its amounts and leading to a rise in depreciation expenses, net of taxes. These accounting effects do not affect BRT’s balance sheet, but are recognized in the consolidated financial statements of TMAR and TNL.

Thus, even though BRT posted net profit of R$374 million in 2Q11, the calculation of profit for non-controlling shareholders should consider an increase in expenses in the amount of –R$401 million from the business combination mentioned above (depreciation expenses, net of taxes), totaling a net loss of –R$27 million, of which –R$14 million (51%) belong to non-controlling shareholders.

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R$ Million	1Q11		2Q11
Subsidiaries	Subsidiaries’ Net Earnings (loss)	Subsidiaries’ Net Earnings (loss) attributed to the non- controlling shareholders	Subsidiaries’ Net Earnings (loss)	Subsidiaries’ Net Earnings (loss) attributed to the non- controlling shareholders
Consolidated BRTO
Fair value of Net Earnings (loss)	-328	-166	-27	-14
Accounting Net Earnings (loss)	93	47	374	190
Fair value adjustment	-421	-214	-401	-203

TMAR
Accounting Net Earnings (loss)	-204	-60	545	164

Other Subsidiaries
Accounting Net Earnings (loss)		1		5

Earnings (loss) attributed to the non-controlling shareholders		-226		156

5)	DEBT, CAPITAL EXPENDITURE AND CASH FLOW:

5.1)	Debt:

Consolidated gross debt decreased by R$3,425 million from the previous quarter to total R$24,979 million in June/11. This reduction stems from amortizations and maturities in the period, with the following highlights: (i) early settlement of a Bank Credit Security with Caixa Econômica Federal (R$2,048 million), as part of the company’s liability management process; (ii) maturity of interest and principal linked to the Bank Credit Security with Banco do Brasil (R$840 million); and (iii) the amortization of principal and interest of Brasil Telecom S.A. debenture (R$440 million). It is important to underline the continuity of disbursements aimed at funding the Capex Program at the company, such as Cisco Capital (US$46 million), FINNVERA (US$96 million) and ONDD (US$54 million).

Consolidated net debt ended the quarter at R$16,207 million, a R$1,817 million increase from March/11, representing 1.7x EBITDA in the past 12 months. It must be noted that at the end of the first quarter the company had just completed the capital increase process and throughout 2Q11 the company used part of the resources to (i) pay for the biannual fee to keep the concession contract; (ii) distribution of dividends / Interest on Capital related to the year 2010, as well as (iii) to acquire an interest in Portugal Telecom. At the end of June/11, Oi had acquired 7.2% of the shares in the Portuguese company.

In this quarter, about 31.3% of the total debt was linked to foreign currencies. However, due to the hedging operations, just R$794 million (US$509 million) or 3.2% of the total gross debt was exposed to currency volatility. Also, we highlight that debt payments through November/12 are covered by hedging contracts and cash investments in dollars and euros.

The effective cost of debt in 2Q11 was 90.0% of the CDI rate, a reduction compared with the same period last year (110.0% of the CDI). It is worth highlighting that the company maintains its effort of extending the maturities on its debt, that at the end of June/11 was 4.2 years.

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Table 8 – Debt – TNL Consolidated

R$ million	Jun-10	Mar-11	Jun-11	% Gross Debt
Short Term	12,143	5,872	5,087	20.4%
Long Term	20,212	22,531	19,892	79.6%

Total Debt	32,355	28,404	24,979	100.0%

In Local Currency	26,443	19,540	16,121	64.5%
In Foreign Currency	5,401	8,008	7,821	31.3%
Swaps	510	856	1,037	4.2%

(-) Cash	(11,400)	(14,014)	(8,772)	-35.1%

(=) Net Debt	20,955	14,390	16,207	64.9%

Table 9 – Debt – TMAR Consolidated

R$ million	Jun-10	Mar-11	Jun-11	% Dívida Bruta
Short Term	10,533	4,347	3,570	15.3%
Long Term	19,965	22,429	19,802	84.7%

Total Debt	30,498	26,776	23,372	100.0%

In Local Currency	24,926	18,137	14,725	63.0%
In Foreign Currency	5,087	7,783	7,610	32.6%
Swaps	485	856	1,037	4.4%

(-) Cash	(10,724)	(13,523)	(8,357)	-35.8%

(=) Net Debt	19,774	13,253	15,015	64.2%

Table 10 – Debt – BRT Consolidated

R$ million	Jun-10	Mar-11	Jun-11	% Dívida Bruta
Short Term	1,263	1,038	1,039	27.9%
Long Term	2,938	3,193	2,685	72.1%

Total Debt	4,201	4,231	3,724	100.0%

In Local Currency	3,581	4,227	3,723	100.0%
In Foreign Currency	487	4	2	0.0%
Swaps	133	0	0	0.0%

(-) Cash	(4,662)	(5,554)	(4,663)	-125.2%

(=) Net Debt	(461)	(1,323)	(939)	-25.2%

Includes private debentures acquired from TMAR

The schedule for the amortization of long-term consolidated gross debt is shown below:

Table 11 – Schedule for the Amortization of Long-Term Consolidated Gross Debt

(R$ million)	2011	2012	2013	2014	2015	2016 onwards	Total
Gross Debt amortization	2,186	4,308	3,291	3,394	1,813	9,987	24,979
Local Currency Amortization	1,152	3,519	2,456	2,843	1,364	4,787	16,121
Foreign Currency Amortization + swap	1,034	789	835	551	449	5,200	8,858

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Table 12 – Main Lenders

Gross Debt	Contract’s currency	Debit balance (R$ milion)
National Development Banks		6,404

BNDES	R$	5,778
Others	R$	626

International Development Banks and Export Credit Agency		3,151

Asia	Yen / US$	1,353
Europe	US$	1,798

Comercial Banks		5,044

In Local Currency	R$	4,934
In Foreign Currency	Yen / US$	110

Capital Market		9,940

Debentures	R$	4,913
Bonds	US$ / €	5,027

Debt before hedge and borrowing cost		24,539

Hedge		1,037
Borrowing Cost		-597

TOTAL DEBT		24,979

5.2)	Capital Expenditure:

Consolidated capital expenditure amounted to R$1,042 million in 2Q11. The investment in the fixed-line segment was concentrated on expanding coverage and increasing the speed of fixed broadband services (average speed in June/11 was 2.13, while in December/10 it was 1.68).

In the quarter, 70% of the CAPEX was earmarked for the growth businesses, of which 45% was used for data and 25% for the wireless segment.

In the wireless segment, we kept expanding coverage and we intensified the efforts to improve traffic capacity for 3G data, mainly in regions II and III.

Table 13 – Capital Expenditure

R$ million	2Q10	1Q11	2Q11	QoQ	YoY	1H10	1H11	YoY
Wireline	281	637	769	20.7%	173.7%	518	1,406	171.4%

Maintenance, quality and obligations	99	237	329	38.8%	232.3%	180	565	213.9%
Data / Communic. Systems / Other	182	400	440	10.0%	141.8%	338	840	148.5%

Wireless	166	192	273	42.2%	64.5%	300	465	55.0%

Expansion and Quality	166	192	273	42.2%	64.5%	300	465	55.0%

TOTAL	446	829	1,042	25.7%	133.6%	818	1,871	128.7%

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5.3)	Consolidated Cash Flow:

The company registered in 2Q11 a negative free cash flow in the amount of R$238 million, R$990 million lower than that in 2Q10. The leading factors that influenced this performance in 2Q11 were: (a) lower EBITDA due to lower net revenue; (b) larger capex, which reflects higher investments in 2011 compared with 2010; and, (c) a cash outlay with the biannual fee of the concession contract, which were partially compensated by a lower interest payment, due to a smaller gross debt in the period.

Table 14 – Cash Flow: Cash Flow Statement

R$ Million	2Q10	2Q11	1H10	1H11
EBITDA	2,688	2,476	5,225	4,461
Capex	663	1,634	1,781	2,717
EBITDA - Capex	2,026	841	3,444	1,744
Non-cash items (provisions) 1	1,046	886	2,109	1,880
Working capital 2	(532)	(245)	(1,707)	(877)
Operating cash flow	2,539	1,482	3,846	2,747
Provision	(174)	(278)	(297)	(400)
Financial charges	(1,472)	(1,148)	(1,806)	(1,589)
Income Tax	(131)	(98)	(228)	(246)
Authorizations and concessions	(10)	(195)	(26)	(215)
Free cash flow	752	(238)	1,488	297

1)	Includes acknowledgment of pre-paid expenses, concession fee - Anatel, profit sharing, lapsed dividends / interest on capital, loan-loss provision, provisions, provision for pension funds, fixed asset write-down, stock-based compensation, monetary correction of dividends/interest on capital, provision/reversal of Tax Refinancing program, others and difference between net financial income on financial statement and cash flow statement.
2)	Includes accounts receivable, financial investments kept for negotiation, redemption of financial investments kept for negotiation, taxes, pre-paid expenses, inventories, suppliers, salaries, payroll taxes and social benefits, provisions for Pension Funds, other active and passive accounts, paid income tax and social contribution – Third-parties, Net cash from sale of equity stakes, receipts from fixed asset sale and received dividends and Interest on Capital.

PLEASE NOTE:

1) The main spreadsheets in this Press Release will be available on the company’s website (www.oi.com.br/ir) in “About the Company / the Company in Numbers.”

2) The definition of terms used in the Press Release is also available in the glossary on the company’s web site: http://www.mzweb.com.br/oi/web/conteudo_en.asp?idioma=1&tipo=31852&conta=44&img=31851

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6)	ADDITIONAL INFORMATION:

6.1)	Corporate Reorganization of Group OI

a)	Announcement of Corporate reorganization by Telemar Participações

On May 24, 2011, Telemar Participações S.A. (“TmarPart”) and its subsidiaries TNL, TMAR, Coari and BRT released a Material Fact announcing that TmarPart had instructed TNL, TMAR, Coari and BRT to conduct the relevant analysis and implement the required procedures for the execution of a corporate reorganization of Oi companies.

The corporate reorganization is expected to simplify the corporate structure and governance at Oi companies and increase liquidity for all shareholders.

The Corporate Reorganization would include the simultaneous share exchange of newly issued shares of Coari in exchange for currently outstanding shares issued by TMAR and the merger of both Coari and TNL into BRT. BRT, which would be renamed Oi S.A., would consolidate all of the current equity interests of the Oi Companies, and would be the only one of the Oi Companies to have its shares listed on a stock exchange.

The Corporate Reorganization approved by TmarPart assumes that the share exchange between Coari and TMAR and the merger of both Coari and TNL into BRT will occur jointly on the same date, and as a result, the conclusion of each of these transactions will be conditioned to the approval of the other transactions. TmarPart will keep the shareholding control of Oi S.A. as a condition for the approval of the Corporate Reorganization.

TmarPart and its direct and indirect shareholders will take the necessary actions to maintain the shareholding control and comply with the legal and regulatory obligations of TmarPart towards the National Telecommunications Agency – ANATEL, which may include the exchange of preferred shares held by TmarPart for common shares held by its direct and indirect shareholders.

Summary of the steps in the ownership reorganization

	1. Share Exchange between TMAR and COARI	2. Merger of COARI into BRT	3. Merger of TNL into BRT
Description	TNL will directly control Coari, which will own 100% of TMAR and will control BRT.	Coari will cease to exist. BRT will succeed Coari in all of its assets, and the shareholder base of Coari will migrate to BRT.	TNL will cease to exist. BRT will succeed TNL in all of its assets. The shareholder base of TNL will migrate to BRT.

Transaction Terms	Coari has no minority shareholders. The proposed exchange ratios are one ON share of Coari for each ON share of TMAR and one PN share of Coari for each PN share of TMAR.	The exchange ratios, adjusted for the distribution and cash redemption of redeemable shares of BRT, were negotiated and proposed by Independent Special Committees of TMAR and BRT.	The exchange ratios, adjusted for the distribution and cash redemption of redeemable shares of BRT, were negotiated and proposed by Independent Special Committees of TNL and BRT.

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Withdrawal Rights	Dissenting ON and PN shareholders of TMAR who have held shares since May 23, 2011, will be entitled to withdrawal rights at the economic value of those shares pursuant to TMAR’s by-laws.	TNL, as the only shareholder of Coari shares on May 23, 2011, will be entitled to withdrawal rights at the book value of those shares.

Dissenting ON shareholders of TNL who have held shares since May 23, 2011, will be entitled to withdrawal rights at the book value of those shares.

Holders of PN shares of TNL will not be entitled to withdrawal right, since once these shares have liquidity and market dispersion.

A proposal for the distribution of redeemable shares of BRT exclusively to holders of BRT shares prior to the merger, and the cash redemption of such shares immediately after their issuance, will be submitted, at the time of the extraordinary shareholders meeting of BRT that approves the mergers of Coari and TNL, in the amount of R$1.5 billion (“Distribution of Shares”), to be paid according to the proportion of the equity interest held by each shareholder in BRT’s capital stock prior to the merger with both Coari and TNL. The amount paid to redeem these shares will be reflected in the calculation of the approved exchange ratios.

The corporate reorganization process is being conducted in accordance to CVM Guideline No. 35 (“Guideline No. 35”). TNL, TMAR and BRT have constituted Independent Special Committees that will negotiate conditions for the transactions and submit their recommendations to the Boards of Directors of respective companies.

Should these Boards of Directors approve the terms and conditions negotiated by the Independent Special Committees, the managements of the Oi companies will obtain the necessary valuation reports, execute the required documentation, including the protocol and justification of merger, and call the Extraordinary General Meetings that will vote on the Corporate Reorganization.

For more details regarding these transactions, see the Material Fact released on May 24, 2011 at: http://ri.oi.com.br/oi/web/arquivos/Oi_FatoRelevante_Reorganizacao_20110524_eng.pdf

b)	Election of Independent Committee Members

On June 29, 2011, Oi announced that the Boards of Directors of TNL, TMAR and BRT had elected the members of the Special Independent Committees, who assessed the conditions of the proposed Corporate Reorganization, as described in the Material Fact released on May 24, 2011. The committees have the following members:

TNL – Independent Committee

Jorge Eduardo Badra Donato

Luiz Alberto Pereira de Mattos

Luiz Carlos Vieira da Silva

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TMAR – Independent Committee

Fernando Antônio Barbosa

Ronaldo V. Carneiro

Stefan Alexander

BRT – Independent Committee

Alvaro Bandeira

Iran Siqueira Lima

José Claudio Rego Aranha

The Material Facts released on July 29, 2011, including the résumés of the members of the Independent Special Committees, can be reviewed at:

TNL

http://ri.oi.com.br/oi/web/arquivos/TNLP_FatoRelevante_20110629_eng.pdf

TMAR

http://ri.oi.com.br/oi/web/arquivos/TMAR_FatoRelevante_20110629_eng.pdf

BRT

http://ri.oi.com.br/oi/web/arquivos/BRTO_FatoRelevante_20110629_eng.pdf

c)	Exchange Ratio recommended by Independent Committees

As disclosed in the Material Fact released on August 1, 2011, the Independent Special Committees of TNL, TMAR and BRT (1) individually discussed and analyzed the proposed Reorganization with their respective legal and financial advisors hired for this purpose, (2) subsequently, held negotiations between the Independent Special Committees, and (3) recommended that the Oi Companies’ respective Boards of Directors adopt the following exchange:

Original share / Substituted share	Exchange Ratio
TNLP3 / BRTO3	2.3122
TNLP4 / BRTO4	2.1428
TNLP4 / BRTO3	1.8581
TMAR3 / BRTO3	5.1149
TMAR5 and 6 / BRTO4	4.4537
TMAR5 and 6 / BRTO3	3.8620

The exchange ratios above were proposed by the Independent Special Committees based on the weighted average trading prices of the shares of TNL, TMAR and BRT during the period of 30 days prior to the release of the Material Fact dated May 24, 2011. In determining the exchange ratios, the Independent Special Committees also considered the proposal for the distribution of redeemable shares of BRT, in the amount of R$1.5 billion, exclusively to holders of BRT shares prior to the mergers.

For the exchange of TMAR’s shares for newly issued shares of Coari, as a preparatory step for the merger of Coari into BRT, having considered that Coari is a wholly-owned subsidiary of TMAR, the exchange ratio will be one common share of Coari for each common share of TMAR and one preferred share of Coari for

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each preferred class A or preferred class B share of TMAR, which should not cause any impact on the terms described above.

In consideration of the Independent Special Committees’ recommendations, the Companies’ respective Boards of Directors will meet in order to deliberate on the exchange ratios and the Corporate Reorganization.

For more details regarding these transactions, see the Material Fact released on August 1, 2011 at: http://www.mzweb.com.br/oi/web/arquivos/Oi_FatoRelevante_20110801_eng.pdf

6.2)	Regulatory Issues

a)	Revision of Concession Contracts

On June 30, 2011, Oi signed the Revision of STFC Concession Contracts along with the National Telecommunications Agency – Anatel and the Communications Ministry.

The revision of the Concession Contracts for Commutated of Fixed Telephone Service (STFC) has among its main changes the permission for any entity affiliated, controlled or controlling of STFC concession holders to offer cable TV service.

A new version of the General Target Plan for Universal Access (PGMU III) also accompanies the revision In this version, TMAR and BRT are committed to the installation of TUPs in rural areas (schools, health care units and other locations), with (1) individual access offers to people in rural areas and (2) the offer of special class individual access (AICE) for lower income subscribers enrolled in the Single Registry for Social Programs of the Federal Government.

The Presidential Decree that edits the new General Target Plan for Universal Access III states that the obligations will have their technical and economic feasibility ensured, and limits the installation of TUPs in rural areas to the available balance stemming from the release of urban TUPs, in line with the General Law of Telecommunications and the Concession Contracts, currently in force. The density target for TUPs in urban areas was reduced from 6:1000 to 4:1000 inhabitants and produces immediate effects.

In addition, the targets for service in rural areas, both for collective and individual access, will only be implemented when the coverage in these areas is active with 450 MHz systems. The bidding process for it, provided for in the General Target Plan for Universal Access Decree, will be conducted by April/12.

B)	Admission to PNBL

Together with the signing of the concession contracts’ revision and with the edition of the new General Target Plan for Universal Access, Oi voluntarily signed, along with the Communications Ministry and Anatel, a Commitment Term Sheet to adhere to the Broadband National Plan (PNBL). According to this Term, the companies that compose “Oi” are committed to carrying out the popular broadband offer (“Retail Offer”) as well as a “Wholesale Offer,” both aimed at meeting the goals of the Federal Government for expanding and spreading broadband in Brazil. It is important to point out that PNBL is aligned with the ongoing strategy at Oi of increasing broadband Capex.

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Oi will provide popular broadband at R$35.00 with 1 Mbps speed, on fixed or mobile platforms. In tax (ICMS) exempt States, the service will be provided for R$29.90. The start of this offer will occur in up to 90 days (end of September) and in one year (until June 30, 2012) the commercial offers for Oi broadband similar to PNBL will encompass 1,200 cities. The implementation of popular broadband in 4,668 cities where Oi operates will be 100% concluded by 2014, with 1,200 to 1,400 cities every 12 months.

6.3)	New President is Nominated

On June 3, 2011, Oi announced that its Board of Directors approved the nomination of Mr. Francisco Valim to hold the position of Chief Executive Officer of TNL and its subsidiaries beginning August, replacing Mr. Luiz Eduardo Falco Pires Corrêa, who stayed until June 30, 2011. In July, the Presidency of TNL and its subsidiaries was held by the President of the Board of Directors, Mr. José Mauro Mettrau Carneiro da Cunha.

6.4)	Filing of 20-F and 2010 Reference Form

TNL and BRT filed in May the Annual Report (Form 20-F) with the SEC (Securities & Exchange Commission) for the year ended December 31, 2010. The report is available at SEC (www.sec.gov) or on the Company’s web site (www.oi.com.br/ri).

Any investor or shareholder who wishes to receive a free printed copy of the report may contact the company at invest@oi.net.br.

In addition, TNL (on May 10, 2011), TMAR (on 10 May, 2011) and BRT (on 7 May, 2011) filed their Reference Forms with the CVM.

6.5)	Creation of Engineering Committee

On May 26, 2011, the Committee for Network Engineering, Technology and Innovation, and Services offerings was formed at TNL, whose president is Mr. Zeinal Bava, CEO of Portugal Telecom.

The Engineering & Networks, Technology & Innovation, and Service Offering Committee is a Board of Directors advisory body operating within the scope of the Oi companies and overseeing: (1) the operational aspects of strategic planning; (2) the strategic commercial positioning of the business units; (3) operational quality indicators; (4) the innovation cycle and new businesses; (5) new opportunities for partnerships with suppliers and other entities; (6) network strategies; (7) platform strategies; (8) IT architecture; (9) opportunities for collaboration and synergies with the partner operator; and (10) other requests from the Board of Directors related to the Engineering and Service Offering Department.

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The committee’s members are:

Name	Assigned by
Alan Adolfo Fischler	BNDES
Alexandre Jereissati Legey	LF
Cristiano Yazbek Pereira	LF
Fernando Magalhães Portella	LF
Gilmar Dalilo Cezar Wanderley	PREVI
José Mauro Mettrau Carneiro da Cunha	Fundação Atlântico
Marcos Rocha de Araújo	FUNCEF
Paola Rocha Ferreira	PETROS
Rafael Cardoso Cordeiro	AG
Renato Torres de Faria	AG
Shakhaf Wine	Portugal Telecom
Zeinal Abedin Mahomed Bava	Portugal Telecom

6.6)	Election of TMAR members to the Board of Directors of Portugal Telecom

On April 6, 2011, Pedro Jereissati and Otávio Marques de Azevedo were elected members of the Board of Directors of TNL, as representatives of TMAR on the Board of Directors of Portugal Telecom, SGPS S.A. (“PT”).

6.7)	Acquisition of Vex

In July, Oi took an important step in its strategic positioning in the high-end segment, acquiring 100% of VEX, a leader and pioneer in the Wi-Fi market in Brazil. The company operates more than 40,000 hotspots in Brazil and in other countries, mostly in Latin America, giving Oi a differential in offers in the mobile and broadband segments.

The hotspots are located in areas with heavy demand for data services such as airports, hotels, restaurants and business centers, offering easy access via laptops, tablets, mobile phones and other mobile devices.

The acquisition totaled R$27 million, including debt assumption.

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Cost Statement – TNLP Consolidated

Item - R$ million	2Q10	1Q11	2Q11	QoQ	YoY	1H10	1H11	YoY
Interconnection	1,208	1,185	1,146	-3.3%	-5.1%	2,562	2,331	-9.0%
Personnel	405	423	465	9.9%	14.8%	796	888	11.6%
Materials	59	38	31	-18.4%	-47.5%	136	69	-49.3%
Handset Costs/Other (COGS)*	35	41	60	46.3%	71.4%	94	101	7.4%
Third-Party Services	1,720	1,726	1,848	7.1%	7.4%	3,414	3,574	4.7%
Marketing	118	138	160	15.9%	35.6%	242	299	23.6%
Rent and Insurance	389	396	392	-1.0%	0.8%	749	789	5.3%
Provision for Bad Debts	247	272	227	-16.5%	-8.1%	552	499	-9.6%
Other Operating Expenses (Revenue), Net	503	728	271	-62.8%	-46.1%	1,066	1,000	-6.2%

TOTAL	4,684	4,948	4,601	-7.0%	-1.8%	9,610	9,549	-0.6%

Interconnection	1,208	1,185	1,146	-3.3%	-5.1%	2,562	2,331	-9.0%

Handset Costs	35	41	60	46.3%	71.4%	94	101	7.4%

Cost of Services	1,522	1,418	1,410	-0.6%	-7.4%	2,969	2,829	-4.7%

Personnel	148	148	161	8.8%	8.8%	291	308	5.8%
Third-Party Services	685	648	690	6.5%	0.7%	1,408	1,338	-5.0%
Materials	52	35	27	-22.9%	-48.1%	123	62	-49.6%
Rent and Insurance	424	334	331	-0.9%	-21.9%	718	665	-7.4%
Anatel Concession Contract	37	37	27	-27.0%	-27.0%	77	64	-16.9%
Fistel	159	196	154	-21.4%	-3.1%	318	349	9.7%
Other	17	21	20	-4.8%	17.6%	35	41	17.1%

Selling Expenses	1,184	1,252	1,282	2.4%	8.3%	2,388	2,533	6.1%

Personnel	88	92	103	12.0%	17.0%	176	195	10.8%
Third-Party Services	693	723	762	5.4%	10.0%	1,350	1,485	10.0%
Marketing	118	138	160	15.9%	35.6%	242	299	23.6%
Materials	5	1	1	0.0%	-80.0%	8	2	-75.0%
Rent and Insurance	1	1	1	0.0%	0.0%	3	2	-33.3%
Other	32	25	27	8.0%	-15.6%	57	52	-8.8%
Provisions for Bad Debts and Receivable write-off	247	272	227	-16.5%	-8.1%	552	499	-9.6%

General and Administrative Expenses	488	617	670	8.6%	37.3%	1,041	1,287	23.6%

Personnel	169	184	201	9.2%	18.9%	328	385	17.4%
Third-Party Services	342	355	395	11.3%	15.5%	656	751	14.5%
Materials	2	2	3	50.0%	50.0%	5	5	0.0%
Rent and Insurance	-36	61	61	0.0%	269.4%	28	122	335.7%
Other	10	16	10	-37.5%	0.0%	23	25	8.7%

Other Operating Expenses (Revenue), Net	248	434	33	-92.4%	-86.7%	557	467	-16.2%

Provision (reversal) for tax contingencies	11	39	-35	-189.7%	-418.2%	29	3	-89.7%
Provision (reversal) for civil contingencies	181	118	185	56.8%	2.2%	347	303	-12.7%
Provision (reversal) for labor contingencies	45	131	23	-82.4%	-48.9%	97	154	58.8%
Other	11	147	-140	-195.2%	-1372.7%	84	7	-91.7%

*	Other: sim card, mini modem, TV transmission equipment and mobile phone peripherals.

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7.1)	TELE NORTE LESTE PARTICIPAÇÕES – TNLP Consolidated

Income Statement - R$ million	2Q10	1Q11	2Q11	1H10	1H11
Wireline Services Revenues	8,543.0	7,991.2	7,827.1	17,244.3	15,818.3

Local Services	4,235.2	3,878.7	3,773.5	8,494.8	7,652.2

Subscription Charges	2,813.5	2,641.9	2,582.2	5,586.4	5,224.0
Local Traffic	387.8	315.6	267.9	812.0	583.5
Installation Fees	41.8	31.8	34.4	83.0	66.2
Collect Calls	0.7	0.4	0.4	1.6	0.7
Other Local Revenues	0.7	0.2	0.1	1.4	0.3
Fixed-to-Mobile (VC1)	990.6	888.8	888.6	2,010.4	1,777.4

Long Distance	1,377.3	1,279.7	1,216.1	2,927.6	2,495.8

Intra-State	722.6	550.7	515.5	1,411.7	1,066.3
Inter-State	115.1	98.4	87.3	244.1	185.7
Inter-Regional	214.0	356.5	345.9	592.1	702.5
International	16.2	15.1	13.5	35.4	28.6
Fixed-to-Mobile (VC2 and VC3)	309.3	258.9	253.8	644.3	512.7

Advanced Voice	79.5	86.5	72.7	175.4	159.2

Public Telephones	135.9	119.9	83.0	291.3	202.9

Additional Services	256.6	246.1	254.1	508.0	500.2

Network Usage Remuneration	224.8	230.3	254.5	463.9	484.8

Data Transmission Services	2,233.8	2,150.0	2,173.4	4,383.2	4,323.4

ADSL (Velox)	1,318.0	1,244.8	1,238.9	2,593.4	2,483.7
Leased Lines (EILD)	224.0	237.6	246.7	470.3	484.3
Leased Lines (SLDD/SLDA)	137.7	134.2	134.3	263.7	268.4
IP Services	338.0	363.3	383.8	648.8	747.1
Packet switch and frame relay	94.2	82.2	79.3	189.6	161.5
Other Data Services	122.0	88.0	90.4	217.3	178.4

Wireless Services Revenues	2,777.3	2,677.9	2,973.2	5,394.1	5,651.1

Subscription Charges	632.0	587.0	662.0	1,256.0	1,249.0
Outgoing Calls	1,019.8	996.1	1,103.4	1,968.1	2,099.5
Domestic/International Roaming	29.6	27.3	27.5	69.0	54.8
Network Usage Remuneration	631.1	629.4	666.7	1,242.2	1,296.1
Data / Value Added Services	400.5	400.0	476.5	738.2	876.6
Sales of handsets, sim cards and others	64.2	38.2	37.0	120.5	75.1

Other Services	218.1	230.1	298.2	446.5	528.3

Gross Operating Revenue	11,538.5	10,899.2	11,098.5	23,084.9	21,997.7

Taxes and Deductions	(4,165.8)	(3,966.1)	(4,021.8)	(8,249.1)	(7,987.9)

Net Operating Revenue	7,372.7	6,933.1	7,076.7	14,835.8	14,009.8

Operating Expenses	(4,684.3)	(4,947.7)	(4,601.1)	(9,610.4)	(9,548.8)
Cost of Services	(1,521.7)	(1,418.3)	(1,410.3)	(2,969.3)	(2,828.6)
Cost of Goods Sold	(34.9)	(40.9)	(59.9)	(93.7)	(100.8)
Interconnection Costs	(1,208.0)	(1,185.1)	(1,146.2)	(2,561.9)	(2,331.3)
Selling Expenses	(1,183.8)	(1,251.7)	(1,281.8)	(2,387.5)	(2,533.5)
General and Administrative Expenses	(488.1)	(617.4)	(669.9)	(1,041.1)	(1,287.3)
Other Operating (Expenses) Revenue, net	(247.7)	(434.2)	(33.1)	(556.9)	(467.3)

EBITDA	2,688.4	1,985.4	2,475.6	5,225.3	4,461.0

Margin %	36.5%	28.6%	35.0%	35.2%	31.8%
Depreciation and Amortization	(1,567.0)	(1,456.6)	(1,434.8)	(3,089.3)	(2,891.4)

EBIT	1,121.4	528.7	1,040.8	2,136.0	1,569.5

Financial Expenses	(1,060.7)	(1,572.1)	(865.1)	(2,017.5)	(2,437.2)
Financial Income	500.8	343.7	605.1	884.0	948.9

Income Before Tax and Social Contribution	561.5	(699.7)	780.9	1,002.5	81.2

Income Tax and Social Contribution	(151.4)	304.3	(427.2)	(74.9)	(122.9)

Net Income	410.1	(395.3)	353.7	927.6	(41.6)

Margin %	5.6%	-5.7%	5.0%	6.3%	-0.3%
Earnings attributed to the controlling shareholders	407.7	(169.8)	198.0	876.7	28.2
Earnings attributed to the non-controlling shareholders	2.4	(225.5)	155.7	50.9	(69.8)

Outstanding Shares - Thousand (exc.-treasury)	382,632	467,474	467,550	382,632	467,550
Earnings attributed to the controlling shareholders per share (R$)	1.066	(0.363)	0.423	2.291	0.060

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7.1)	TELE NORTE LESTE PARTICIPAÇÕES – TNLP Consolidated (Balance Sheet)

Balance Sheet - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL ASSETS	75,672	79,384	73,873

Current	22,047	25,778	19,867

Cash	8,619	12,405	7,128
Financial investments	2,772	1,575	1,578
Derivatives	41	35	56
Accounts Receivable	5,887	5,879	5,850
Recoverable Taxes	1,646	2,563	1,925
Inventories	116	116	159
Assets in Escrow	1,860	1,870	1,910
Other Current Assets	1,105	1,335	1,261

Non-Current Assets	53,626	53,606	54,006

Long Term	12,701	13,746	15,099
Recoverable and Deferred Taxes	6,220	6,453	6,431
Accounts Receivable	9	34	66
Derivatives	50	23	29
Assets in Escrow	5,954	6,817	7,129
Other	468	420	1,443
Investments	55	608	65
Property Plant and Equipment	23,690	23,033	22,962
Intagible Assets	17,180	16,218	15,881

Balance Sheet - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL LIABILITIES	75,672	79,384	73,873

Current	21,521	17,232	15,690

Suppliers	3,566	4,369	4,015
Loans and Financing	11,911	5,354	4,406
Derivatives	273	553	737
Payroll and Related Accruals	391	505	350
Pension Fund Provision	34	32	48
Payable Taxes	1,988	2,509	2,256
Dividends Payable	390	996	323
Other Accounts Payable	2,969	2,913	3,557

Non-Current Liabilities	34,309	36,639	33,322

Loans and Financing	19,934	22,193	19,536
Derivatives	328	361	386
Payable and Deferred Taxes	6,069	5,990	5,647
Contingency Provisions	5,426	5,176	5,099
Pension Fund Provision	575	546	546
Outstanding authorizations	1,584	1,607	1,376
Other Accounts Payable	393	766	733

Shareholders’ Equity	19,842	25,513	24,860

Controlling Interest	10,964	13,496	13,524
Capital Stock	5,449	7,255	7,255
Capital Reserve	134	1,317	1,319
Surplus Reserve	5,720	6,810	6,810
Treasury shares	(354)	(354)	(353)
Retained Earnings	876	(170)	28
Equity Evaluation Adjustment	(861)	(1,362)	(1,535)
Minority Interest	8,878	12,017	11,336

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7.1)	TELE NORTE LESTE PARTICIPAÇÕES – TNLP Consolidated

Cash Flow - R$ million	2Q10	2Q11	1H10	1H11
Earnings (loss) before taxes - (A)	561	781	1,003	81

Result items that do not affect the cash balance - (B)	3,173	2,580	6,332	6,259

Depreciation/Amortization	1,567	1,435	3,089	2,891
Taxes, financial income and monetary correction	815	94	1,570	1,013
Apportionment of expense	172	310	406	405
Concession encumbrance reserve - Anatel	37	27	77	64
Profit sharing	69	6	123	47
Expiration of dividends / JCP	(7)	(87)	(7)	(87)
Provision for doubtful credits	247	227	552	499
Provisions	240	173	482	460
Financial Instruments at market value	(2)	319	(20)	570
Provision for Pension Funds	(3)	2	0	4
Fixed-asset write-off	13	2	27	37
Stock-based compensation	(5)	2	1	5
Monetary correction of Dividends/Interest on Capital	0	2	0	2
Provision/reversal of the Tax Refinancing program	30	1	0	209
Monetary correction of the Tax Refinancing Program	20	33	45	116
Other	(21)	35	(12)	23
(C) = (A) - (B)	3,734	3,361	7,334	6,341

Changes to Operating Assets and Liabilities	(641)	(608)	(1,873)	(1,331)

Accounts receivable	(190)	(276)	(523)	(542)
Financial investments maintained for negotiations	(1,992)	(1,615)	(3,603)	(3,518)
Redemption of financial investments maintained for negotiations	1,749	1,593	2,749	4,096
Taxes	123	(64)	450	(485)
Provisions	(174)	(278)	(297)	(400)
Prepaid expenses	(130)	(259)	(637)	(837)
Inventory	40	(47)	64	(57)
Suppliers	(31)	503	136	518
Payroll, taxes and benefits	(45)	(162)	(94)	(265)
Provision for Pension Funds	(0)	(0)	(104)	(96)
Other active and passive accounts	12	(3)	(13)	257

Cash Balance from Operations	(1,669)	(1,160)	(2,167)	(1,831)

Financial charges	(1,472)	(1,148)	(1,806)	(1,589)
Paid income tax and social contribution - Company	(131)	(98)	(228)	(246)
Paid income tax and social contribution - Third Parties	(66)	(74)	(134)	(156)
Received dividends and Interest on Capital	0	160	0	160

Operating Cash Generation	1,425	1,593	3,294	3,178

Investment cash flow	(858)	(2,786)	(2,335)	(4,938)

Acquisition of fixed/intangible assets	(663)	(1,634)	(1,781)	(2,717)
Net cash from the sale of equity interests	0	0	0	47
Financial assets available for sale	0	(814)	0	(1,367)
Proceeds from sale of fixed assets	0	(1)	2	3
Assets in escrow	(414)	(508)	(983)	(1,163)
Redemption of assets in escrow	219	181	427	269
Increase in permanent investment	0	(10)	0	(10)

Cash Flow net of Capital Expenditure	567	(1,193)	959	(1,759)

Financing activity cash flow	1,856	(4,083)	1,455	(165)

Borrowings net of cost	4,335	1,785	4,838	3,677

Repayment of loans; debentures, derivatives and leasing	(1,272)	(5,048)	(2,125)	(8,884)

Tax Refinancing Program	(34)	(34)	(69)	(65)
Authorizations and concessions	(10)	(195)	(26)	(215)
Capital increase	0	0	0	5,955
Payment of dividend and interest on capital	(1,163)	(590)	(1,164)	(633)

Cash flow net of Financings	2,423	(5,276)	2,414	(1,924)

Net increase (reduction) of cash and equivalent	2,423	(5,276)	2,414	(1,924)

Cash and equivalent at the start of period	6,197	12,405	6,206	9,052

Cash and equivalent at the end of period	8,619	7,128	8,619	7,128

08/15/2011	www.oi.com.br/ir	29

7.2)	Telemar Norte Leste – TMAR Consolidated

Income Statement - R$ million	2Q10	1Q11	2Q11	1H10	1H11
Wireline Services Revenues	8,415.7	7,991.2	7,827.1	17,244.1	15,818.3

Local Services	4,235.2	3,878.7	3,773.5	8,494.8	7,652.2

Subscription Charges	2,813.5	2,641.9	2,582.2	5,586.4	5,224.0
Local Traffic	387.8	315.6	267.9	812.0	583.5
Installation Fees	41.8	31.8	34.4	83.0	66.2
Collect Calls	0.7	0.4	0.4	1.6	0.7
Other Local Revenues	0.7	0.2	0.1	1.4	0.3
Fixed-to-Mobile (VC1)	990.6	888.8	888.6	2,010.4	1,777.4

Long Distance	1,377.3	1,279.7	1,216.1	2,927.6	2,495.8

Intra-State	722.6	550.7	515.5	1,411.7	1,066.3
Inter-State	115.1	98.4	87.3	244.1	185.7
Inter-Regional	214.0	356.5	345.9	592.1	702.5
International	16.2	15.1	13.5	35.4	28.6
Fixed-to-Mobile (VC2 and VC3)	309.3	258.9	253.8	644.3	512.7

Advanced Voice	79.5	86.5	72.7	175.4	159.2

Public Telephones	135.9	119.9	83.0	291.3	202.9

Additional Services	256.6	246.1	254.1	508.0	500.2

Network Usage Remuneration	224.8	230.3	254.5	463.9	484.8

Data Transmission Services	2,106.4	2,150.0	2,173.4	4,383.0	4,323.4

Wireless Services Revenues	2,777.3	2,677.9	2,973.2	5,394.1	5,651.1

Subscription Charges	632.0	587.0	662.0	1,256.0	1,249.0
Outgoing Calls	1,019.8	996.1	1,103.4	1,968.1	2,099.5
Domestic/International Roaming	29.6	27.3	27.5	69.0	54.8
Network Usage Remuneration	631.1	629.4	666.7	1,242.2	1,296.1
Data / Value Added Services	400.5	400.0	476.5	738.2	876.6
Sales of handsets, sim cards and others	64.2	38.2	37.0	120.5	75.1

Other Services	319.8	230.1	298.2	395.9	528.3

Gross Operating Revenue	11,512.8	10,899.2	11,098.5	23,034.1	21,997.7

Taxes and Deductions	(4,156.4)	(3,966.1)	(4,021.8)	(8,231.0)	(7,987.9)

Net Operating Revenue	7,356.4	6,933.1	7,076.7	14,803.1	14,009.8

Operating Expenses	(4,661.3)	(4,937.8)	(4,595.5)	(9,560.2)	(9,533.3)
Cost of Services Provided	(1,509.8)	(1,418.4)	(1,410.3)	(2,943.2)	(2,828.7)
Cost of Goods Sold	(34.9)	(40.9)	(59.9)	(93.7)	(100.8)
Interconnection Costs	(1,208.0)	(1,185.1)	(1,146.2)	(2,562.0)	(2,331.3)
Selling Expenses	(1,178.5)	(1,251.3)	(1,281.3)	(2,377.1)	(2,532.6)
General and Administrative Expenses	(479.9)	(609.2)	(647.4)	(1,026.0)	(1,256.6)
Other Operating (Expenses) Revenue, net	(250.1)	(432.8)	(50.5)	(558.3)	(483.3)

EBITDA	2,695.1	1,995.3	2,481.2	5,242.9	4,476.5

Margin %	36.6%	28.8%	35.1%	35.4%	32.0%
Depreciation and Amortization	(1,563.4)	(1,456.2)	(1,434.4)	(3,082.1)	(2,890.6)

EBIT	1,131.7	539.1	1,046.8	2,160.8	1,585.8

Financial Expenses	(1,002.2)	(1,535.1)	(864.4)	(2,001.7)	(2,399.5)
Financial Income	450.8	335.4	605.9	859.7	941.2

Income Before Tax and Social Contribution	580.3	(660.7)	788.3	1,018.8	127.6

Income Tax and Social Contribution	(155.6)	291.7	(251.6)	(74.8)	40.1

Net Income	424.7	(369.0)	536.7	944.1	167.7

Margin %	5.8%	-5.3%	7.6%	6.4%	1.2%
Earnings attributed to the controlling shareholders	515.0	(203.8)	545.0	1,089.2	341.2
Earnings attributed to the non-controlling shareholders	(90.4)	(165.2)	(8.3)	(145.1)	(173.5)

Outstanding Shares Thousand (exc.-treasury)	238,391	344,057	344,057	238,391	344,057
Earnings attributed to the controlling shareholders per share (R$)	2.160	(0.592)	1.584	4.569	0.992

08/15/2011	www.oi.com.br/ir	30

7.2)	Telemar Norte Leste – TMAR Consolidated (continued)

Balance Sheet - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL ASSETS	74,269	78,361	73,061

Current	21,289	25,269	19,387

Cash	7,948	12,030	6,824
Financial investments	2,767	1,460	1,467
Derivatives	17	35	56
Accounts Receivable	5,876	5,881	5,853
Recoverable and Deferred Taxes	1,615	2,558	1,909
Inventories	112	116	159
Assets in Escrow	1,860	1,870	1,909
Other Current Assets	1,095	1,321	1,210

Non-Current Assets	52,979	53,091	53,674

Long Term	12,195	13,249	13,759
Recoverable and Deferred Taxes	5,731	5,985	6,145
Financial investments	9	34	66
Derivatives	66	23	29
Assets in Escrow	5,935	6,801	7,114
Other	453	406	404
Investments	47	601	1,082
Property Plant and Equipment	23,632	23,025	22,954
Intagible Assets	17,106	16,217	15,879

Balance Sheet - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL LIABILITIES	74,269	78,360	73,060

Current	19,748	15,625	14,046

Suppliers	3,567	4,369	4,001
Loans and Financing	10,326	3,829	2,889
Derivatives	224	553	737
Payroll and Related Accruals	389	505	349
Pension fund Provision	34	32	48
Payable Taxes	1,963	2,487	2,233
Dividends Payable	220	881	162
Other Accounts Payable	3,025	2,969	3,628

Non-Current Liabilities	33,874	36,341	33,037

Loans and Financing	19,687	22,091	19,445
Derivatives	344	361	386
Payable Taxes	5,939	5,864	5,521
Contingency Provisions	5,422	5,175	5,099
Pension fund Provision	575	546	546
Outstanding authorizations	1,584	1,607	1,376
Other Accounts Payable	323	698	664

Shareholders’ Equity	20,646	26,394	25,978

Controlling Interest	14,353	20,418	20,773
Capital Stock	7,434	11,614	11,625
Capital Reserve	2,047	3,837	3,845
Surplus Reserve	4,850	6,272	6,272
Treasury Shares	(17)	(29)	(29)
Retained Earnings	1,089	(204)	341
Equity Evaluation Adjustment	(1,050)	(1,073)	(1,282)
Minority Interest	6,294	5,976	5,205

08/15/2011	www.oi.com.br/ir	31

7.3)	TNL-PCS – OI Mobile

Income Statement - R$ million	2Q10	1Q11	2Q11	1H10	1H11
Wireless Services Revenues	2,773.8	2,805.1	3,135.0	5,450.1	5,940.1

Subscription	504.2	460.5	547.9	1,018.3	1,008.4
Outgoing Calls	850.3	846.1	919.8	1,666.0	1,766.0
Domestic/Internacional Roaming	26.2	27.8	26.7	59.5	54.5
Network Usage Remuneration	1,033.4	1,067.3	1,110.6	2,027.7	2,178.0
Data / Value Added	316.5	311.8	371.4	591.0	683.2
Other SMP Services	(0.0)	54.7	123.5	0.2	178.3
Sales of handsets, sim cards and others	43.2	36.8	35.0	87.4	71.8

LD/Advanced Voice Service/Network Revenues	158.6	100.3	107.8	297.3	208.1

Gross Operating Revenue	2,932.4	2,905.4	3,242.9	5,747.4	6,148.2

Taxes and Deductions	(843.1)	(842.4)	(940.8)	(1,646.2)	(1,783.2)

Net Operating Revenue	2,089.3	2,062.9	2,302.1	4,101.2	4,365.0

Operating Expenses	(1,255.6)	(1,417.1)	(1,465.3)	(2,498.6)	(2,882.5)
Cost of Services Provided	(348.6)	(385.8)	(347.5)	(716.0)	(733.3)
Cost of Goods Sold	(24.4)	(41.2)	(55.2)	(51.1)	(96.4)
Interconnection Costs	(384.6)	(420.1)	(448.5)	(773.0)	(868.6)
Selling Expenses	(401.0)	(423.6)	(448.1)	(771.1)	(871.7)
General and Administrative Expenses	(120.1)	(131.8)	(142.0)	(227.9)	(273.8)
Other Operating (Expenses) Revenue, net	23.0	(14.7)	(23.9)	40.3	(38.6)

EBITDA	833.7	645.8	836.7	1,602.6	1,482.6

Margin %	39.9%	31.3%	36.3%	39.1%	34.0%
Depreciation and Amortization	(203.8)	(231.0)	(237.6)	(404.1)	(468.5)

EBIT	630.0	414.9	599.1	1,198.5	1,014.0

Equity Accounting	(23.7)	(24.5)	(10.8)	(38.4)	(35.3)
Financial Expenses	(64.8)	(104.4)	(91.5)	(132.4)	(195.9)
Financial Income	112.1	191.9	198.2	211.7	390.1

Income Before Tax and Social Contribution	653.4	477.8	695.1	1,239.4	1,172.9

Income Tax and Social Contribution	(191.2)	(148.5)	(206.9)	(341.3)	(355.4)

Net Income	462.2	329.3	488.2	898.0	817.5

Margin %	22.1%	16.0%	21.2%	21.9%	18.7%

Balance Sheet - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL ASSETS	14,716	16,355	15,694

Current	4,566	3,015	2,915

Cash	1,901	227	502
Financial investments	469	99	91
Accounts Receivable	1,185	1,183	1,255
Recoverable and Deferred Taxes	499	818	480
Inventories	62	62	78
Other Current Assets	450	625	509

Non-Current Assets	10,150	13,340	12,779

Long Term	2,878	5,884	5,386
Recoverable and Deferred Taxes	875	713	702
Loans and Financing	1,849	4,898	4,374
Financial investments	3	16	48
Other	151	257	262
Investments	68	129	126
Property Plant and Equipment	5,365	5,457	5,421
Intagible Assets	1,839	1,870	1,845

Balance Sheet - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL LIABILITIES	14,716	16,355	15,694

Current Liabilities	2,184	2,716	2,374

Suppliers	1,130	1,256	1,202
Loans and Financing	120	174	190
Payroll and Related Accruals	39	57	35
Payable Taxes	475	709	414
Other Accounts Payable	421	521	533

Non-Current Liabilities	2,485	2,663	2,396

Loans and Financing	1,325	1,355	1,261
Payable Taxes	50	102	108
Contingency Provisions	95	111	62
Outstanding authorizations	940	1,003	858
Other Accounts Payable	75	91	108

Shareholders’ Equity	10,047	10,976	10,924

Controlling Interest	10,047	10,976	10,924
Capital Stock	9,744	9,744	9,744
Capital Reserve	49	51	52
Surplus Reserve	110	852	311
Retained Earnings	144	329	818

08/15/2011	www.oi.com.br/ir	32

7.4 )	Brasil Telecom – BrT Consolidated

Income Statement - R$ million	2Q10	1Q11	2Q11	1H10	1H11
Wireline Services Revenues	3,923.3	3,625.7	3,596.9	7,851.1	7,222.6

Local Services	1,597.6	1,492.5	1,472.5	3,174.7	2,965.1

Subscription Charges	1,058.6	1,011.3	988.9	2,076.3	2,000.2
Local Traffic	141.6	124.9	121.1	286.4	245.9
Installation Fees	11.0	8.0	8.7	24.1	16.8
Collect Calls	0.2	0.1	0.1	0.4	0.1
Other Local Revenues	3.6	3.0	2.9	7.1	6.0
Fixed-to-Mobile (VC1)	382.7	345.2	350.8	780.5	696.1

Long Distance	540.9	445.0	438.7	1,164.7	883.7

Intra-State	163.5	128.1	139.6	336.9	267.7
Inter-State	49.5	39.9	39.6	103.6	79.4
Inter-Regional	43.3	34.5	36.6	98.2	71.2
International	5.9	5.5	4.6	12.9	10.1
Fixed-to-Mobile (VC2 and VC3)	278.6	237.0	218.3	613.1	455.3

Advanced Voice	39.1	34.8	28.6	83.3	63.4

Public Telephones	78.8	53.6	51.7	131.7	105.4

Additional Services	114.3	112.9	122.4	224.6	235.3

Network Usage Remuneration	93.0	88.5	101.4	184.6	189.9

Data Transmission Services	1,454.3	1,394.2	1,376.5	2,876.8	2,770.8

ADSL	891.5	811.3	805.9	1,757.2	1,617.2
Leased Lines (EILD)	100.3	101.6	106.1	199.1	207.7
Leased Lines (SLDD/SLDA)	106.3	120.6	90.9	222.4	211.5
IP Services	204.6	227.4	240.4	394.0	467.8
Packet switch and frame relay	33.0	30.5	26.8	68.5	57.3
Other Data Services	118.6	102.9	106.4	235.6	209.4

Other	5.3	4.1	4.9	10.7	9.0

Wireless Services Revenues	553.6	537.7	572.4	1,075.9	1,110.2

Subscription Charges	119.4	126.3	146.1	234.8	272.4
Outgoing Calls	157.6	143.9	157.9	304.9	301.8
Domestic/International Roaming	5.0	2.9	4.4	16.0	7.3
Network Usage Remuneration	173.8	162.5	167.9	339.6	330.5
Data / Value Added Services	76.8	94.3	93.6	147.5	187.9
Handset Sales	21.0	7.8	2.5	33.1	10.3

Gross Operating Revenue	4,476.9	4,163.5	4,169.3	8,927.0	8,332.7

Taxes and Deductions	(1,888.7)	(1,793.6)	(1,813.0)	(3,718.3)	(3,606.6)

Net Operating Revenue	2,588.1	2,369.8	2,356.2	5,208.7	4,726.1

Operating Expenses	(1,787.3)	(1,705.7)	(1,556.9)	(3,558.6)	(3,262.6)
Cost of Services Provided	(507.8)	(483.2)	(485.3)	(992.6)	(968.5)
Cost of Goods Sold	(18.0)	(7.5)	(6.0)	(30.0)	(13.5)
Interconnection Costs	(460.5)	(441.5)	(421.3)	(997.5)	(862.8)
Selling Expenses	(250.6)	(288.3)	(295.2)	(521.5)	(583.5)
General and Administrative Expenses	(346.4)	(297.0)	(310.1)	(610.2)	(607.1)
Other Operting (Expenses) Revenue, net	(204.1)	(188.3)	(39.0)	(406.9)	(227.2)

EBITDA	800.8	664.1	799.4	1,650.1	1,463.5

Margin %	30.9%	28.0%	33.9%	31.7%	31.0%
Depreciation and Amortization	(260.3)	(259.5)	(254.5)	(529.4)	(514.1)

EBIT	540.6	404.6	544.8	1,120.6	949.4

Financial Expenses	(255.9)	(525.7)	(233.1)	(510.8)	(758.8)
Financial Income	208.2	245.2	272.3	403.7	517.5

Income Before Tax and Social Contribution	492.9	124.0	584.0	1,013.6	708.1

Income Tax and Social Contribution	(149.6)	(30.7)	(210.4)	(288.6)	(241.1)

Net Income	343.3	93.4	373.6	725.0	467.0

Margin %	13.3%	3.9%	15.9%	13.9%	9.9%
Earnings attributed to the controlling shareholders	343.3	93.4	373.6	725.0	467.0

Outstanding Shares Thousand (exc.-treasury)	589,789	589,789	589,789	589,789	589,789
Earnings attributed to the controlling shareholders per share (R$)	0.582	0.158	0.634	1.229	0.792

08/15/2011	www.oi.com.br/ir	33

7.4)	Brasil Telecom – BrT Consolidated (Balance Sheet)

Balance Sheet - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL ASSETS	25,372	26,811	25,999

Current	7,197	8,245	7,162

Cash	2,424	2,744	1,803
Financial investments	458	816	791
Accounts Receivable	1,995	2,047	1,977
Recoverable Taxes	638	871	782
Inventories	24	14	19
Assets in Escrow	1,384	1,440	1,470
Other Current Assets	273	313	321

Non-Current Assets	18,175	18,566	18,837

Long Term	11,656	11,970	12,205
Recoverable and Deferred Taxes	5,692	5,462	5,387
Financial investments	0	12	13
Assets in Escrow	3,995	4,374	4,607
Other	1,969	2,121	2,199
Investments	5	5	8
Property Plant and Equipment	5,038	5,339	5,435
Intagible Assets	1,476	1,251	1,188

Balance Sheet - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL LIABILITIES	25,372	26,811	25,999

Current	5,783	6,303	7,429

Suppliers	1,510	1,542	1,474
Loans and Financing	1,130	1,038	1,039
Financial Instruments	133	0	0
Payroll and Related Accruals	100	157	119
Provisions for Legal Contingencies	1,245	1,324	1,267
Pension Fund Provision	34	32	48
Payable Taxes	943	1,080	1,294
Dividends Payable	104	482	57
Other Accounts Payable	586	646	2,131

Non-Current Liabilities	8,959	9,078	8,269

Loans and Financing	2,938	3,193	2,685
Payable and Deferred Taxes	1,071	1,174	968
Contingency Provisions	3,474	3,218	3,210
Pension Fund Provision	575	546	546
Outstanding authorizations	644	604	518
Other Accounts Payable	256	344	342

Shareholders’ Equity	10,630	11,431	10,301

Controlling Interest	10,630	11,431	10,301
Capital Stock	3,731	3,731	3,731
Capital Reserve	6,019	6,020	4,367
Surplus Reserve	304	1,736	1,886
Treasury shares	(150)	(150)	(150)
Retained Earnings	725	93	467

08/15/2011	www.oi.com.br/ir	34

7.5)	14 Brasil Telecom Celular – BrT Mobile

Income Statement - R$ million	2Q10	1Q11	2Q11	1H10	1H11
Wireless Services Revenues	659.6	650.0	692.5	1,298.7	1,342.5

Subscription	119.4	126.3	146.1	234.8	272.4
Outgoing Calls	153.5	144.3	158.0	301.2	302.2
Domestic/Internacional Roaming	5.0	2.9	4.4	16.0	7.3
Network Usage Remuneration	278.7	274.4	287.9	560.9	562.3
Data / Value Added	82.0	94.3	93.6	152.7	187.9
Handset Sales	21.0	7.8	2.5	33.1	10.3

Gross Operating Revenue	659.6	650.0	692.5	1,298.7	1,342.5

Taxes and Deductions	(178.0)	(195.9)	(210.1)	(341.9)	(405.9)

Net Operating Revenue	481.6	454.1	482.4	956.8	936.5

Operating Expenses	(404.7)	(418.8)	(413.1)	(829.3)	(831.9)
Cost of Services Provided	(143.0)	(132.9)	(132.1)	(265.4)	(265.0)
Cost of Goods Sold	(18.0)	(8.8)	(4.7)	(30.0)	(13.5)
Interconnection Costs	(123.7)	(128.7)	(129.1)	(282.8)	(257.8)
Selling Expenses	(87.6)	(110.8)	(116.3)	(191.3)	(227.1)
General and Administrative Expenses	(36.2)	(34.0)	(31.0)	(69.6)	(65.0)
Other Operating (Expenses) Revenue, net	3.7	(3.6)	0.0	9.7	(3.6)

EBITDA	76.9	35.3	69.3	127.5	104.6

Margin %	16.0%	7.8%	14.4%	13.3%	11.2%
Depreciation and Amortization	(64.9)	(63.8)	(64.4)	(133.1)	(128.2)

EBIT	11.9	(28.5)	4.9	(5.6)	(23.5)

Financial Expenses	(37.9)	(49.1)	(54.5)	(73.7)	(103.5)
Financial Income	41.1	151.7	161.0	80.5	312.8

Income Before Tax and Social Contribution	15.1	74.2	111.5	1.2	185.7

Income Tax and Social Contribution	(0.4)	(24.9)	(38.5)	(18.7)	(63.4)

Net Income	14.7	49.3	73.0	(17.5)	122.3

Margin %	3.1%	10.9%	15.1%	-1.8%	13.1%

Balance Sheet - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL ASSETS	4,988	8,323	8,372

Current	1,849	3,544	2,224

Cash	491	1,640	872
Financial investments	198	731	731
Accounts Receivable	237	309	301
Recoverable Taxes	167	128	183
Inventories	16	11	11
Other Current Assets	740	726	126

Non-Current Assets	3,139	4,778	6,148

Long Term	1,158	2,883	4,281
Recoverable and Deferred Taxes	772	838	826
Assets in Escrow	21	46	50
Other	365	1,999	3,406
Property Plant and Equipment	1,162	1,175	1,175
Intagible Assets	819	721	692

Balanço Patrimonial - R$ million	6/30/2010	3/31/2011	6/30/2011
TOTAL LIABILITIES	4,988	8,323	8,372

Current	787	858	986

Suppliers	358	321	276
Loans and Financing	37	65	82
Payroll and Related Accruals	6	8	4
Payable Taxes	87	128	236
Outstanding authorizations	105	0	101
Other Accounts Payable	194	336	287

Non-Current Liabilities	1,293	1,520	1,369

Loans and Financing	519	735	707
Payable Taxes	81	124	78
Contingency Provisions	23	32	28
Outstanding authorizations	640	603	531
Other Accounts Payable	31	26	25

Shareholders’ Equity	2,907	5,944	6,017

Controlling Interest	2,907	5,944	6,017
Capital Stock	4,473	7,473	7,473
Capital Reserve	0	2	2
Retained Earnings	(1,566)	(1,531)	(1,458)

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RELEVANT INFORMATION

I) CVM Instruction no. 358, article 12: The direct and indirect controlling shareholders and the shareholders who elect members to the Board of Directors or to the Statutory Audit Committee, as well as any natural person or corporation or group of persons acting jointly or representing a similar interest that reaches a direct or indirect interest accounting for 5% (five percent) or more of the capital of a public company, must inform this to the CVM and to the Company in keeping with the terms of the article.

Oi asks its shareholders to comply with article 12 of CVM Instruction no. 358, but it cannot be held liable for the disclosure of information about acquisition or sale, by others, of interest corresponding to 5% or more of its capital or rights to capital or other securities.

Shares TNE	Capital	Treasury	Controlling Shares	Free-Float
Common	187,028,818	2,984,036	103,813,689	80,231,093
Preferred	289,632,638	6,127,371	0	283,505,267

Total	476,661,456	9,111,407	103,813,689	363,736,360

Shares TNE	Capital	Treasury	Controlling Shares	Free-Float
Common	154,032,214	1	150,971,022	3,061,191
Preferred (A)	189,400,783	440,130	104,612,723	84,347,930
Preferred (B)	1,063,967	0	6	1,063,961

Total	344,496,964	440,131	255,583,751	88,473,082

Shares TNE	Capital	Treasury	Controlling Shares	Free-Float
Common	203,423,176	0	161,989,999	41,433,177
Preferred	399,597,370	13,231,553	128,675,049	257,690,768

Total	603,020,546	13,231,553	290,665,048	299,123,945

NOTE: Shareholder structure June 30, 2011

II) This report contains projections and/or estimates for future events. The projections herein were gathered in a substantial manner within the current outlook, based on ongoing projects and the respective estimates. The use of terms such as: “projects,” “estimates,” “anticipates,” “forecasts,” “plans,” “waits,” and other ones, aim to signal potential trends that, evidently, involve uncertainties and risks, whose future results may differ from current expectations. Oi cannot be held liable for operations or investment decisions taken based on such projections or estimates. This is unaudited data and may differ from the final results.

Oi – Investor Relations

Bayard Gontijo	55 (21) 3131-1211	bayard.gontijo@oi.net.br
Marcelo Ferreira	55 (21) 3131-1314	marcelo.asferreira@oi.net.br
Bernardo Guttmann	55 (21) 3131-1316	bernardo.guttmann@oi.net.br
Patricia Frajhof	55 (21) 3131-1315	patricia.frajhof@oi.net.br
Matheus Guimarães	55 (21) 3131-2871	matheus.guimaraes@oi.net.br
Michelle Costa	55 (21) 3131-2918	michelle.costa@oi.net.br

08/15/2011	www.oi.com.br/ir	36